Exhibit 10.14

Gold Resource Corporation

Executive Compensation Clawback Policy

This Executive Compensation Clawback Policy (this “Policy”) will be administered by the Compensation Committee (the “Committee”) of Gold Resource Corporation (the “Company”).

Definitions

“Applicable Compensation” means: (i) any annual performance-based cash bonus awarded after the Effective Date pursuant to the Company’s incentive compensation program or any other bonus that relates, in whole or in part, to performance in the Lookback Period, and (ii) any performance-based equity award granted after the Effective Date under the Company’s long-term compensation program or other executive compensation plan,  or any successor plan thereto, that relates, in whole or in part, to performance in the Lookback Period.

“Lookback Period” is the three-year period of time from the date on which the Company is required to prepare a Restatement or the date from which the Company terminates the employment of the Designated Officer.

“Designated Officer” means an executive officer of the Company.

“Effective Date” means December 8, 2017, being the date this Policy was approved and adopted by the Company’s Board of Directors.

“Misconduct” means any willful commission of an act of fraud or dishonesty or recklessness in the performance of a person’s duties.

“Restatement” means any material restatement of the financial statements of the Company with respect to any period beginning on or after January 1, 2018.

Compensation Subject to Recovery

If the Committee determines that a Designated Officer engaged in Misconduct that directly caused a Restatement, the Committee will review the Applicable Compensation paid to the Designated Officer with respect to the Lookback Period. If the Committee determines that the amount of any such Applicable Compensation actually paid or awarded to the Designated Officer who engaged in the Misconduct during the Lookback Period (the “Awarded Compensation”) would have been a lower amount had it been determined based on such restated financial statements (the “Adjusted Compensation”), then the Committee may, except as provided below, seek to recover for the benefit of the Company an amount equal to the difference between the Awarded Compensation and the Adjusted Compensation (such difference, the “Excess Compensation”).

In the event any Applicable Compensation includes equity awards, the Committee may cause such shares to be forfeited and returned to the Company and, in the event such shares have been sold, the Committee may cause the Designated Officer to return to the Company any gain realized with respect to the sale of any such shares.

If the Committee determines that a Designated Officer engaged in Misconduct that did not result in a Restatement but resulted in the termination of the Designated Officer’s employment with the Company, the Committee may, except as provided below, seek to recover for the benefit of the Company any

Applicable Compensation paid to the Designated Officer during the Lookback Period in which the Committee, had it known about such Misconduct, would not have so awarded the Applicable Compensation to the Designated Officer.

Exceptions

The Committee will not seek recovery to the extent it determines (i) that to do so would be unreasonable or (ii) that it would be in the best interest of the Company not to do so. In making such determination, the Committee will take into account such considerations as it deems appropriate, including, without limitation, (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the Misconduct and (D) any pending legal proceeding relating to the Misconduct.

Due Process Rights

Before the Committee determines to seek recovery pursuant to this policy, it will provide to the Designated Officer written notice and the opportunity to be heard, at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee). The Designated Officer will be entitled to bring any legal or other representation to such meeting.

Manner of Repayment

If the Committee determines to seek a recovery pursuant to this policy, it will make a written demand for repayment from the Designated Officer and, if the Designated Officer does not within a reasonable period tender repayment in response to such demand, and the Committee determines that he or she is unlikely to do so, the Committee may seek a court order or pursue any other remedies available at law and in equity against the Designated Officer for such repayment.